Exhibit (a)(1)(D)

NAVIOS MARITIME HOLDINGS INC.

OFFER TO PURCHASE

FOR AN AGGREGATE OF APPROXIMATELY $20,000,000 CONSISTING OF

UP TO

300,000 AMERICAN DEPOSITARY SHARES, EACH REPRESENTING 1/100TH OF A SHARE OF 8.75% SERIES G CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

AND UP TO

1,000,000 AMERICAN DEPOSITARY SHARES, EACH REPRESENTING 1/100TH OF A SHARE OF 8.625% SERIES H CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

FOR CASH

	CUSIP No.	Consideration Offered
American Depositary Shares, each representing 1/100th of a Share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (NYSE: NM-PG)	63938Y 100	$15.73 per American Depositary Share
American Depositary Shares, each representing 1/100th of a Share of 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (NYSE: NM-PH)	63938Y 308	$15.28 per American Depositary Share

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT MIDNIGHT (THE END OF THE DAY), NEW YORK CITY TIME, ON OCTOBER 12, 2022.

WE MAY EXTEND THE OFFER PERIOD AND WITHDRAWAL PERIOD AT ANY TIME.

Navios Maritime Holdings Inc. (“Navios Holdings,” the “Company,” “our,” “we” or “us”) is offering to purchase (the “Offer”) an aggregate of approximately $20,000,000, consisting of (1) up to 300,000 of the outstanding American Depositary Shares (“Series G ADSs”), each representing 1/100th of a Share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock (the “Series G Preferred”), at a purchase price per Series G ADS of $15.73 in cash (the “Series G ADS Purchase Price”), less any applicable withholding taxes, and (2) up to 1,000,000 of the outstanding American Depositary Shares (“Series H ADSs”), each representing 1/100th of a Share of 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock (the “Series H Preferred” and, together with the Series G Preferred, the “Preferred Shares”), at a purchase price per Series H ADS of $15.28 in cash (the “Series H ADS Purchase Price” and, together with the Series G ADS Purchase Price, the “Purchase Price”), less any applicable withholding taxes, on the terms and conditions set forth in the Offer to Purchase, dated September 14, 2022, as amended by this Amended and Restated Offer to Purchase, dated as of September 29, 2022 (as further amended, supplemented or otherwise modified from time to time, the “Amended and Restated Offer to Purchase”). This Amended and Restated Offer to Purchase amends and restates the Offer to Purchase, dated September 14, 2022, in its entirety.

As of September 13, 2022 (the day prior to the commencement of the Offer), 534,905 Series G ADSs and 1,768,102 Series H ADSs were outstanding.

We are offering to acquire from the holders of the Series G ADSs, and, accordingly, the holders of the underlying Series G Preferred, the Series G ADSs at the Series G ADS Purchase Price, less any applicable withholding taxes, and we are offering to acquire from the holders of the Series H ADSs, and, accordingly, the holders of the underlying Series H Preferred, the Series H ADSs at the Series H ADS Purchase Price less any applicable withholding taxes. The consideration to be paid for the Series G ADSs and the Series H ADSs has been determined by the volume weighted average price of the Series G ADSs and Series H ADSs, as applicable, consolidated and reported by Bloomberg, for the thirty consecutive calendar days immediately preceding the date on which the Offer was commenced (the “30-day VWAP”). The consideration to be paid is equal to a 10% premium to the last trading price of each of the Series G ADS and the Series H ADS as of September 13, 2022 (the day prior to the commencement of the Offer), and 113% of the 30-Day VWAP for the Series G ADSs and 111.6% of the 30-Day VWAP for the Series H ADSs. The aggregate consideration for 300,000 Series G ADSs and 1,000,000 Series H ADSs sought in the Offer is approximately $20,000,000.

The Offer is not conditioned upon the receipt of any financing or on any minimum number of shares being tendered. However, the Offer is subject to certain conditions. See “The Offer—Conditions of the Offer.”

The Offer is being made exclusively to existing holders of Series G ADSs and Series H ADSs, and, accordingly, the holders of the underlying Preferred Shares. If all conditions to the Offer are satisfied or waived, the Company will acquire up to 300,000 of Series G ADSs from all such tendering holders of Series G ADSs and up to 1,000,000 of the Series H ADSs from all such tendering holders of Series H ADSs. If more than 300,000 Series G ADSs are tendered, then the Company shall acquire such number of Series G ADSs at the Series G ADS Purchase Price on a pro rata basis from all holders that tendered Series G ADSs. If more than 1,000,000 Series H ADSs are tendered, then the Company shall acquire such number of Series H ADSs at the Series H ADS Purchase Price on a pro rata basis from all holders that tendered Series H ADSs. Therefore, as a result of any required proration, we may not purchase all of the Series G ADSs and/or Series H ADSs that you properly tender. No fractional Series G ADSs or Series H ADSs will be purchased.

If proration of Series G ADSs and/or Series H ADSs is required, we will determine the preliminary proration factor promptly following the expiration date. Proration for each holder tendering Series G ADSs will be based on the ratio of the number of Series G ADSs properly tendered and not properly withdrawn by the holder to the total number of Series G ADSs properly tendered and not properly withdrawn by all holders. Proration for each holder tendering Series H ADSs will be based on the ratio of the number of Series H ADSs properly tendered and not properly withdrawn by the holder to the total number of Series H ADSs properly tendered and not properly withdrawn by all holders.

Because of the difficulty in determining the number of Series G ADSs and Series H ADSs properly tendered and not properly withdrawn, we may not be able to announce the final proration factor for the Series G ADSs and Series H ADSs purchased pursuant to the Offer until approximately three business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. After the expiration date, holders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. We currently anticipate the Offer settlement date will occur on or around October 17, 2022, although the date is subject to change as described below.

The Offer will expire at midnight (the end of the day), New York City Time, on October 12, 2022, unless extended or terminated by us. The term “expiration date” means midnight (the end of the day), New York City Time, on October 12, 2022, unless we extend the period of time for which the Offer is open, in which case the term “expiration date” means the latest time and date on which the Offer, as so extended, expires.

The Depository Trust Company (“DTC”) and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

The last reported sales price of the Series G ADSs on the New York Stock Exchange (the “NYSE”) on September 13, 2022 (the day prior to the commencement of the Offer) was $14.30 per Series G ADS. The last reported sales price of the Series H ADSs on the NYSE on September 13, 2022 (the day prior to the commencement of the Offer) was $13.89 per Series H ADS.

You must make your own decision whether to tender Series G ADSs or Series H ADSs in the Offer and, if so, how many of such Series G ADSs or Series H ADSs to tender. Our Board of Directors has approved the Offer. However, neither we, our Board of Directors, Georgeson LLC (the “Information Agent”), Citibank, N.A. (the “Tender Agent”), nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether you should tender your Series G ADSs and/or Series H ADSs in the Offer. We have not authorized any person to make such a recommendation. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

See “Risks Associated with the Offer” beginning on page 11 for a discussion of issues that you should consider with respect to the Offer.

Our officers, directors and employees may solicit tenders from holders of our Series G ADSs and Series H ADSs and will answer inquiries concerning the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

The Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction, nor has the SEC, any state securities commission, or the similar commission or governmental agency of any foreign jurisdiction passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

All questions concerning the terms of the Offer, including tender procedures and requests for additional copies of this Amended and Restated Offer to Purchase should be directed to the Information Agent.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

800-903-2897

We will amend these materials, including this Amended and Restated Offer to Purchase, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to the holders of the Series G ADSs and Series H ADSs.

This Amended and Restated Offer to Purchase is first being mailed to holders of the Series G ADSs and Series H ADSs on or around September 29, 2022.

i

ABOUT THIS AMENDED AND RESTATED OFFER TO PURCHASE

You should read this Amended and Restated Offer to Purchase including the detailed information regarding our Company and the Series G ADSs and Series H ADSs.

You should rely only on the information contained or incorporated by reference in this Amended and Restated Offer to Purchase. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this Amended and Restated Offer to Purchase. If anyone makes any recommendation or representation to you, or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this Amended and Restated Offer to Purchase is accurate as of any date other than the date on the front of this Amended and Restated Offer to Purchase. You should not consider this Amended and Restated Offer to Purchase to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this Amended and Restated Offer to Purchase to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

You must make your own decision whether to tender Series G ADSs or Series H ADSs in the Offer and, if so, how many of such Series G ADSs or Series H ADSs to tender. Our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Information Agent, the Tender Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether you should tender your Series G ADSs and/or Series H ADSs in the Offer. We have not authorized any person to make such a recommendation. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

SUMMARY TERM SHEET

The following is a summary of the terms of the Offer being provided for your convenience. It highlights certain material information in the Amended and Restated Offer to Purchase, but before you make any decision with respect to the Offer, we urge you to read carefully this entire Amended and Restated Offer to Purchase, including the section entitled “Risks Associated with the Offer,” and the descriptions of Series G Preferred and Series H Preferred and the other documents incorporated by reference into this Amended and Restated Offer to Purchase. Our most recent Annual Report on Form 20-F and report on Form 6-K are available online at the SEC website (www.sec.gov) and our website (www.navios.com) and are also available from us upon request. See “Where You Can Find More Information.” The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Amended and Restated Offer to Purchase.

The Company	Navios Maritime Holdings Inc., a Republic of Marshall Islands corporation

The Offer	We are offering to acquire Series G ADSs at a purchase price per Series G ADS of $15.73 in cash (the “Series G ADS Purchase Price”), less any applicable withholding taxes.

We are offering to acquire Series H ADSs at a purchase price per Series H ADS of $15.28 in cash (the “Series H ADS Purchase Price”), less any applicable withholding taxes.

The aggregate consideration for 300,000 Series G ADSs and 1,000,000 Series H ADSs sought in the Offer is approximately $20,000,000.

As of September 13, 2022 (the date prior to the commencement of the Offer), 534,905 Series G ADSs and 1,768,102 Series H ADSs were outstanding.

The consideration to be paid for the Series G ADSs and the Series H ADSs has been determined by the volume weighted average price of the Series G ADSs and Series H ADSs, as applicable, consolidated and reported by Bloomberg, for the thirty consecutive calendar days immediately preceding the commencement of the Offer (the “30-day VWAP”). The consideration to be paid is equal to a 10% premium to the last trading price of each of the Series G ADS and the Series H ADS as of September 13, 2022 (the day prior to the commencement of the Offer), and 113% of the 30-Day VWAP for the Series G ADSs and 111.6% of the 30-Day VWAP for the Series H ADSs.

If all conditions to the Offer are satisfied or waived, the Company will acquire up to 300,000 of Series G ADSs from all such tendering holders of Series G ADSs and up to 1,000,000 of the Series H ADSs from all such tendering holders of Series H ADSs. If more than 300,000 Series G ADSs are tendered, then the Company shall acquire such number of Series G ADSs at the Series G ADS Purchase Price on a pro rata basis from all holders that tendered Series G ADSs. If more than 1,000,000 Series H ADSs are tendered, then the Company shall acquire such number of Series H ADSs at the Series H ADS Purchase Price on a pro rata basis from all holders that tendered Series H ADSs.

Therefore, as a result of any required proration, we may not purchase all of the Series G ADSs and/or Series H ADSs that you properly tender. No fractional Series G ADSs or Series H ADSs will be purchased.

If proration of Series G ADSs and/or Series H ADSs is required, we will determine the preliminary proration factor promptly following the expiration date. Proration for each holder tendering Series G ADSs will be based on the ratio of the number of Series G ADSs properly tendered and not properly withdrawn by the holder to the total number of Series G ADSs properly tendered and not properly withdrawn by all holders. Proration for each holder tendering Series H ADSs will be based on the ratio of the number of Series H ADSs properly tendered and not properly withdrawn by the holder to the total number of Series H ADSs properly tendered and not properly withdrawn by all holders.

The Offer is being made exclusively to existing holders of Series G ADSs or Series H ADSs.

See “The Amended and Restated Offer to Purchase—Terms of the Offer.”

No Recommendation	Our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Information Agent, the Tender Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether you should tender your Series G ADSs or Series H ADSs in the Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Offer based upon your own assessment of the market value of the Series G ADSs or Series H ADSs, your liquidity needs, your investment objectives and any other factors you deem relevant.

You should consider carefully all of the information set forth in this Amended and Restated Offer to Purchase and, in particular, you should evaluate the specific factors set forth under “Risks Associated with the Offer” before deciding whether to participate in the Offer.

Conditions to Completion of the Offer	The Offer is not conditioned upon any receipt of a minimum number of Series G ADSs or Series H ADSs being tendered into the Offer. However, the completion of the Offer is subject to certain other conditions. See “The Offer—Conditions of the Offer.”

Expiration of the Offer

The Offer will expire at midnight (the end of the day), New York City Time, on October 12, 2022, unless extended or terminated. The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Amended and Restated Offer to Purchase, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

No Guaranteed Delivery	There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Amended and Restated Offer to Purchase or any other related documents. Holders must tender their Series G ADSs or Series H ADSs in accordance with the procedures set forth herein so that all required steps are completed prior to the expiration date.

How to Tender Your Series G ADSs or Series H ADSs	Series G ADSs or Series H ADSs held in a securities account with a broker or other securities intermediary can be tendered by your broker or other securities intermediary through DTC upon your request.

If you tender your Series G ADSs or Series H ADSs without indicating the number of Series G ADSs or Series H ADSs you wish to tender, it will be assumed that you are tendering all Series G ADSs or Series H ADSs owned by you. If you have questions, please call the Information Agent at the toll-free number below. See “The Offer—Procedure for Tendering.”

Withdrawal of Tendered Series G ADSs or Series H ADSs	You may withdraw previously tendered Series G ADSs or Series H ADSs at any time before the expiration of the Offer. Any Series G ADSs or Series H ADSs not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Offer. See “The Amended and Restated Offer to Purchase—Withdrawal of Tenders.” In addition, you may withdraw any tendered Series G ADSs or Series H ADSs that are not accepted by us within 40 business days from the commencement of this Offer.

Material U.S. Federal Income Tax Considerations	You should carefully consider the information described in the section titled “Material U.S. Federal Income Tax Considerations.”

Information Agent	Georgeson LLC

Tender Agent	Citibank, N.A.

Additional Documentation; Further Information; Assistance	Any requests for assistance concerning the Offer may be directed to the Information Agent at the address set forth on the back cover of this Amended and Restated Offer to Purchase or by telephone toll free at 800-903-2897. Beneficial owners may also contact their broker or other securities intermediary.

Any requests for additional copies of this Amended and Restated Offer to Purchase may be directed to the Information Agent.

You should read this entire Amended and Restated Offer to Purchase carefully before deciding whether to tender your Series G ADSs and/or Series H ADSs. You should consult with your personal financial advisor or other legal, tax or investment professional(s) regarding your individual circumstances.

QUESTIONS AND ANSWERS ABOUT THE OFFER

The following are questions regarding the Offer that you may have as a holder of the Series G ADSs and/or Series H ADSs and the answers to those questions. We urge you to read carefully this entire Amended and Restated Offer to Purchase, including the section entitled “Risks Associated with the Offer,” and the other documents incorporated by reference into this Amended and Restated Offer to Purchase. See “Where You Can Find More Information.”

What is the purpose of the Offer?

Based upon the review of the Company’s financial position, liquidity and cash flow, our Board of Directors following discussions with the Company’s management and the Company’s advisors has determined that it is in the best interests of the Company and its stockholders to repurchase Series G ADSs and Series H ADSs with cash on hand and, accordingly, approved the Offer. The purchase of Series G ADSs or Series H ADSs for cash under this Offer affords an alternative to holders of our Preferred Shares by providing liquidity through payment in cash. We believe that the repurchase of Series G ADSs and Series H ADSs pursuant to the Offer is consistent with our long-term goal of maximizing shareholder value. The aggregate consideration for 300,000 Series G ADSs and 1,000,000 Series H ADSs sought in the Offer is approximately $20,000,000.

Our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Information Agent, the Tender Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether you should tender your Series G ADSs or Series H ADSs in the Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Offer based upon your own assessment of the market value of the Series G ADSs or Series H ADSs, your liquidity needs, your investment objectives and any other factors you deem relevant. See “Risks Associated with the Offer.”

The Offer is being made exclusively to existing holders of Series G ADSs or Series H ADSs. The record date for participating in the Offer is the expiration date.

Who is offering to buy my Series G ADSs or Series H ADSs?

Navios Maritime Holdings Inc., a Republic of Marshall Islands corporation and issuer of the Preferred Shares underlying your Series G ADSs or Series H ADSs is offering to acquire the outstanding Series G ADSs or Series H ADSs, and, accordingly, the underlying Preferred Shares.

The address of the Company’s principal executive office is Strathvale House, 90 N Church Street, P.O. Box 309, Grand Cayman, KY1-1104 Cayman Islands, and its telephone number +1 345 232 3067.

What will I receive in the Offer if I tender my Series G ADSs or Series H ADSs and they are accepted?

We are offering to acquire Series G ADSs at a purchase price per Series G ADS of $15.73 in cash, or the “Series G ADS Purchase Price,” less any applicable withholding taxes. We are offering to acquire Series H ADSs at a purchase price per Series H ADS of $15.28 in cash, or the “Series H ADS Purchase Price,” less any applicable withholding taxes. The consideration to be paid for the Series G ADSs and the Series H ADSs has been determined by the 30-day VWAP. The consideration to be paid is equal to a 10% premium to the last trading price of each of the Series G ADS and the Series H ADS as of September 13, 2022 (the day prior to the commencement of the Offer), and 113% of the 30-Day VWAP for the Series G ADSs and 111.6% of the 30-Day VWAP for the Series H ADSs. The aggregate consideration for 300,000 Series G ADSs and 1,000,000 Series H ADSs sought in the Offer is approximately $20,000,000.

What are the tax consequences of the Offer to me?

The U.S. federal income tax consequences to you of participating in the Offer are complex and will vary depending on certain facts and circumstances. Please see “Material U.S. Federal Income Tax Considerations” in this Amended and Restated Offer to Purchase. Because the U.S. federal income tax consequences of the Offer are complex, you are urged to consult with your own tax advisor.

Will I lose the right to receive distributions for past periods on any Series G ADSs or Series H ADSs that I tender in the Offer?

Yes, for any Series G ADSs or Series H ADSs that you tender in the Offer, you will lose your right to receive any unpaid distributions on such tendered Series G ADSs or Series H ADSs for periods during which you held such Series G ADSs or Series H ADSs.

Will the Series G ADSs and Series H ADSs remain listed on the NYSE following the completion of the Offer?

Yes. If the Offer is completed, the number of outstanding Series G ADSs and Series H ADSs, and likely the trading volume, will be reduced. See “Risks Associated with the Offer.”

Are you making a recommendation regarding whether I should tender in the Offer?

No. Our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Information Agent, the Tender Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether you should tender your Series G ADSs or Series H ADSs in the Offer. We have not authorized any person to make such a recommendation. You must make your own investment decision regarding the Offer based upon your own assessment of the market value of the Series G ADSs or Series H ADSs, your liquidity needs, your investment objectives and any other factors you deem relevant. You should carefully read this entire Amended and Restated Offer to Purchase, as well as our Annual Report, before deciding whether to tender your Series G ADSs or Series H ADSs. You should consult with your personal financial advisor or other legal, tax or investment professionals regarding your individual circumstances.

Is the Offer subject to a financing contingency?

No. The Offer is not conditioned upon our receipt of financing. We intend to fund all cash payments to the holders of Series G ADSs or Series H ADSs pursuant to the Offer with cash on hand.

Is the Offer conditioned upon the receipt of any minimum number of Series G ADSs or Series H ADSs?

No. The Offer is not conditioned upon any receipt of a minimum number of Series G ADSs or Series H ADSs being tendered into the Offer.

How many Series G ADSs or Series H ADSs will the Company acquire in the Offer?

There is no minimum number of Series G ADSs or Series H ADSs that the Company is willing to purchase in the Offer.

The Offer is being made exclusively to existing holders of Series G ADSs and Series H ADSs. If all conditions to the Offer are satisfied or waived, the Company will acquire up to 300,000 of Series G ADSs from all such tendering holders of Series G ADSs and up to 1,000,000 of the Series H ADSs from all such tendering holders of Series H ADSs. If more than 300,000 Series G ADSs are tendered, then the Company shall acquire such number of Series G ADSs at the Series G ADS Purchase Price on a pro rata basis from all holders that tendered Series G ADSs. If more than 1,000,000 Series H ADSs are tendered, then the Company shall acquire such number of Series H ADSs at the Series H ADS Purchase Price on a pro rata basis from all holders that tendered Series H ADSs. Therefore, as a result of any required proration, we may not purchase all of the Series G ADSs and/or Series H ADSs that you properly tender. No fractional Series G ADSs or Series H ADSs will be purchased. For additional information, see “The Amended and Restated Offer to Purchase—Proration.”

If proration of Series G ADSs and/or Series H ADSs is required, we will determine the preliminary proration factor promptly following the expiration date. Proration for each holder tendering Series G ADSs will be based on the ratio of the number of Series G ADSs properly tendered and not properly withdrawn by the holder to the total number of Series G ADSs properly tendered and not properly withdrawn by all holders. Proration for each holder tendering Series H ADSs will be based on the ratio of the number of Series H ADSs properly tendered and not properly withdrawn by the holder to the total number of Series H ADSs properly tendered and not properly withdrawn by all holders.

What if more, or fewer, than 300,000 Series G ADSs and more, or fewer, than 1,000,000 Series H ADSs are validly tendered into the Offer?

If more than 300,000 Series G ADSs are tendered, then the Company shall acquire such number of Series G ADSs at the Series G ADS Purchase Price on a pro rata basis from all holders that tendered Series G ADSs. If more than 1,000,000 Series H ADSs are tendered, then the Company shall acquire such number of Series H ADSs at the Series H ADS Purchase Price on a pro rata basis from all holders that tendered Series H ADSs. Therefore, as a result of any required proration, we may not purchase all of the Series G ADSs and/or Series H ADSs that you properly tender. No fractional Series G ADSs or Series H ADSs will be purchased.

However, in the event that more than 300,000 Series G ADSs are tendered but fewer than 1,000,000 Series H ADSs are tendered, we may determine to accept all such Series H ADSs that are tendered upon expiration of the Offer but then amend the Offer to increase the number of Series G ADSs sought in the Offer and extend the time period for tendering such Series G ADSs. Similarly, in the event that more than 1,000,000 Series H ADSs are tendered but fewer than 300,000 Series G ADSs are tendered, we may determine to accept all such Series G ADSs that are tendered upon expiration of the Offer but then amend the Offer to increase the number of Series H ADSs sought in the Offer and extend the time period for tendering such Series H ADSs. See “The Amended and Restated Offer to Purchase—Conditions of the Offer” and “The Amended and Restated Offer to Purchase—Extension, Termination and Amendment.”

May I tender only a portion of the Series G ADSs or Series H ADSs that I hold?

Yes. You may choose to tender any or all of your Series G ADSs or Series H ADSs.

What will happen if I do not tender my Series G ADSs or Series H ADSs and the Offer is successfully completed?

If the Offer is successfully completed but you do not tender your Series G ADSs or Series H ADSs, you will remain a holder of those Series G ADSs or Series H ADSs. The liquidity of the Series G ADSs and Series H ADSs will be reduced as the number of Series G ADSs and Series H ADSs, and likely the trading volume, will be reduced.

What are the conditions to the consummation of the Offer?

Subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are not obligated to accept or pay for, and may delay the acceptance of, any Preferred Shares tendered pursuant to the Offer if at any time on or after the date of this Offer and prior to the expiration date, any of the following conditions shall exist:

1.	there is any litigation regarding the Offer:

•	challenging or seeking to make illegal, materially delay, restrain or prohibit the Offer or our acceptance of tendered Series G ADSs or Series H ADSs; or

•	which could have a material adverse effect on us;

2.

any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Offer, or consummation of the Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under the Republic of Marshall Islands law; or

3.

any law, rule, regulation or governmental order becomes applicable to us or the transactions contemplated by the Offer that would result, directly or indirectly, in the consequences described under condition 1 above.

We will, in our reasonable judgment, determine whether each condition to the Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any condition to the Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Offer will expire and we will not accept the Series G ADSs or Series H ADSs that have been validly tendered.

See “The Amended and Restated Offer to Purchase—Conditions of the Offer” and “The Amended and Restated Offer to Purchase—Extension, Termination and Amendment.”

When will the Offer expire?

The Offer is currently scheduled to expire at midnight (the end of the day), New York City Time, on October 12, 2022, the expiration date. We may, however, extend the Offer from time to time in our discretion until all the conditions to the Offer have been satisfied or waived. We may also extend the Offer with respect to one of the series, in the event such series is tendered in excess of the indicated maximum amount and the other series is not tendered to the maximum amount. We will also extend the expiration date of the Offer if required by applicable law or regulation.

The Depository Trust Company (“DTC”) and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you. In addition, the Tender Agent must receive, before the expiration date, a timely confirmation of a book-entry transfer of the tendered outstanding Series G ADSs and/or Series H ADSs into the Tender Agent’s account at DTC according to the procedure for book-entry transfer described below.

There is no guaranteed delivery procedure available in the Offer.

See “The Amended and Restated Offer to Purchase—Extension, Termination and Amendment” and “The Amended and Restated Offer to Purchase—Procedure for Tendering.”

Under what circumstances may the Offer be terminated, and what happens to my tendered Series G ADSs or Series H ADSs if that occurs?

We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Offer at any time prior to the expiration date in the event that a condition to the Offer becomes incapable of being satisfied. If the Offer is terminated and you previously have tendered Series G ADSs or Series H ADSs, those Series G ADSs or Series H ADSs will be credited back to an appropriate account following the termination of the Offer without expense to you.

See “The Amended and Restated Offer to Purchase—Tender of Series G ADSs or Series H ADSs; Acceptance of Series G ADSs or Series H ADSs.”

How will I be notified if the Offer is extended, amended or terminated?

If the Offer is extended, amended or terminated, we will promptly make a public announcement by issuing a press release. In the case of an extension, the announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date of the Offer to Purchase.

See “The Amended and Restated Offer to Purchase—Extension, Termination and Amendment.”

Will I have to pay any fees or commissions for participating in the Offer?

You will not pay any fees to the Company, the Information Agent or the Tender Agent to participate in the Offer. Any fees due to the Tender Agent for cancellation of tendered Series G ADSs or Series H ADSs will be paid by the Company. If you hold Series G ADSs or Series H ADSs through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Series G ADSs or Series H ADSs on your behalf, your broker, dealer or other nominee may charge you a fee for doing so. You should consult your broker, dealer or other nominee to determine whether any charges will apply.

See “The Amended and Restated Offer to Purchase—Terms of the Offer” and “The Amended and Restated Offer to Purchase—Expenses.”

How do I tender my Series G ADSs or Series H ADSs?

Series G ADSs or Series H ADSs held in a securities account with a broker or other securities intermediary can be tendered by your broker or other securities intermediary through DTC upon your request.

If you tender your Series G ADSs or Series H ADSs without indicating the number of Series G ADSs or Series H ADSs you wish to tender, it will be assumed that you are tendering all Series G ADSs or Series H ADSs owned by you.

If you have questions, please call the Information Agent at the toll-free number on the back cover of this Amended and Restated Offer to Purchase. See “The Amended and Restated Offer to Purchase—Procedure for Tendering.”

If I recently purchased Series G ADSs or Series H ADSs, can I still tender my Series G ADSs or Series H ADSs in the Offer?

Yes. If you have recently purchased Series G ADSs or Series H ADSs, you may tender those Series G ADSs or Series H ADSs in the Offer but you must make sure that your transaction settles prior to the expiration date.

What must I do if I want to withdraw my Series G ADSs or Series H ADSs from the Offer?

You may withdraw previously tendered Series G ADSs or Series H ADSs at any time before the expiration of the Offer. Any Series G ADSs or Series H ADSs not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Offer. In addition, you may withdraw any tendered Series G ADSs or Series H ADSs that are not accepted by us within 40 business days from the commencement of this Offer.

A withdrawal of your Series G ADSs or Series H ADSs will be effective if you and your broker or other securities intermediary comply with the appropriate procedures of DTC’s automated system prior to the expiration of the Offer or after the expiration of 40 business days after the commencement of the Offer. Any notice of withdrawal must identify the Series G ADSs and/or Series H ADSs to be withdrawn, including, if held through DTC, the name and number of the account at DTC to be credited and otherwise comply with the procedures of DTC. Your broker or other securities intermediary can assist you with this process.

See “The Offer to Purchase—Withdrawal of Tenders.”

Do holders of Series G ADSs or Series H ADSs have appraisal rights as a result of the Offer?

No. Holders of the Series G ADSs and holders Series H ADSs do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

Do holders of Series G ADSs or Series H ADSs need to complete a letter of transmittal to tender their Series G ADSs and/or Series H ADSs?

No. Holders of the Series G ADSs and holders Series H ADSs will not be required to complete a letter of transmittal. Holders will need to tender their Series G ADSs and/or Series H ADSs through a broker or other securities intermediary through DTC.

Series G ADSs or Series H ADSs held in a securities account with a broker or other securities intermediary can be tendered by your broker or other securities intermediary through DTC upon your request.

If you tender your Series G ADSs or Series H ADSs without indicating the number of Series G ADSs or Series H ADSs you wish to tender, it will be assumed that you are tendering all Series G ADSs or Series H ADSs owned by you. If you have questions, please call the Information Agent at the toll-free number on the back cover of this Amended and Restated Offer to Purchase. See “The Amended and Restated Offer to Purchase—Procedure for Tendering.”

How do the Series G ADSs and Series H ADSs related to the Series G Preferred Shares and the Series H Preferred Shares?

Citibank, N.A., in its capacity as the depositary for the Preferred Shares, is the only record holder of the Preferred Shares. As a result, the Company is seeking to acquire from beneficial owners up to 300,000 of the outstanding Series G ADSs, each of which represents each representing 1/100th of a Share of 8.75% Series G Cumulative Redeemable Perpetual Preferred Stock, par value $.0001 per share, and up to 1,000,000 of the outstanding Series H ADSs, each of which represents each representing 1/100th of a Share of 8.625% Series H Cumulative Redeemable Perpetual Preferred Stock, par value $.0001 per share. All Series G ADSs and Series H ADSs that are validly tendered and accepted by us in the Offer will, upon our instruction, be surrendered by the Tender Agent to us and the Preferred Shares underlying those Series G ADSs or Series H ADSs will be delivered by the Tender Agent’s custodian to us for cancellation.

Whom do I call if I have any questions on how to tender my Series G ADSs or Series H ADSs or any other questions relating to the Offer?

Questions related to the terms of the Offer and requests for assistance, as well as for additional copies of this Amended and Restated Offer to Purchase or any other documents, may be directed to the Information Agent using the contact information set forth on the back cover of this Amended and Restated Offer to Purchase or by telephone toll-free at 800-903-2897.

Where can I find more information about Navios Maritime Holdings Inc.?

For more information, see our most recent Annual Report on Form 20-F and reports on Form 6-K, which are available online at the SEC website (www.sec.gov) and our website (www.navios.com), and are also available from us upon request. See “Where You Can Find More Information.”

RISKS ASSOCIATED WITH THE OFFER

You should carefully consider the risks and uncertainties described throughout this Amended and Restated Offer to Purchase including those described below, and the risk factors set forth in Item 3D to our most recent Annual Report on Form 20-F before you decide whether to tender your Series G ADSs or Series H ADSs.

If you tender Series G ADSs or Series H ADSs, we may not purchase all of the Series G ADS and/or Series H ADSs that are tendered by you.

As of September 13, 2022 (the day prior to the commencement of the Offer), 534,905 Series G ADSs and 1,768,102 Series H ADSs were outstanding. The aggregate consideration for 300,000 Series G ADSs and 1,000,000 Series H ADSs sought in the Offer is approximately $20,000,000.

If all conditions to the Offer are satisfied or waived, the Company will acquire up to 300,000 of Series G ADSs from all such tendering holders of Series G ADSs and up to 1,000,000 of the Series H ADSs from all such tendering holders of Series H ADSs. If more than 300,000 Series G ADSs are tendered, then the Company shall acquire such number of Series G ADSs at the Series G ADS Purchase Price on a pro rata basis from all holders that tendered Series G ADSs. If more than 1,000,000 Series H ADSs are tendered, then the Company shall acquire such number of Series H ADSs at the Series H ADS Purchase Price on a pro rata basis from all holders that tendered Series H ADSs. Therefore, as a result of any required proration, we may not purchase all of the Series G ADSs and/or Series H ADSs that you properly tender. No fractional Series G ADSs or Series H ADSs will be purchased.

If proration of Series G ADSs and/or Series H ADSs is required, we will determine the preliminary proration factor promptly following the expiration date. Proration for each holder tendering Series G ADSs will be based on the ratio of the number of Series G ADSs properly tendered and not properly withdrawn by the holder to the total number of Series G ADSs properly tendered and not properly withdrawn by all holders. Proration for each holder tendering Series H ADSs will be based on the ratio of the number of Series H ADSs properly tendered and not properly withdrawn by the holder to the total number of Series H ADSs properly tendered and not properly withdrawn by all holders. For additional information, see “The Amended and Restated Offer to Purchase—Proration.”

We have not obtained a third-party determination that the Offer is fair to holders of Series G ADSs or Series H ADSs and Preferred Shares.

Our Board of Directors has approved the Offer. However, neither we, our Board of Directors, the Information Agent, the Tender Agent, nor any affiliate of any of the foregoing or any other person is making any recommendation as to whether you should tender your Series G ADSs or Series H ADSs in the Offer. We have not authorized any person to make such a recommendation. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Series G ADSs and Series H ADSs and Preferred Shares for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. You must make your own independent decision regarding your participation in the Offer.

The Offer may be terminated, extended or delayed.

We reserve the right, in our sole discretion, but subject to applicable law, to terminate the Offer at any time prior to the expiration date in the event that a condition to the Offer becomes incapable of being satisfied. If the Offer is terminated and you previously have tendered Series G ADSs or Series H ADSs, those Series G ADSs or Series H ADSs will be credited back to an appropriate account following the termination of the Offer without expense to you. We will announce any termination of the Offer by disseminating notice by public announcement or otherwise as permitted by applicable law. See “The Offer—Terms of the Offer.”

Even if the Offer is consummated, it may not be consummated on the schedule described herein. Accordingly, holders of Series G ADSs and Series H ADSs participating in the Offer may have to wait longer than expected to receive their cash, during which time such holder will not be able to effect transfers or sales of their Series G ADSs and Series H ADSs that were tendered in the Offer.

Holders of Series G ADSs and Series H ADSs who participate in the Offer and tender Series G ADSs and/or Series H ADSs will lose their right to receive future distributions or dividends with respect to any Series G ADSs and/or Series H ADSs tendered.

Holders of Series G ADSs and Series H ADSs who choose to participate in the Offer by tendering Series G ADSs and/or Series H ADSs will receive a one-time cash payment equal to the Series G ADS Purchase Price for the Series G ADSs and the Series H ADS Purchase Price for the Series H ADSs, in each case, less any applicable withholding taxes. The Preferred Shares underlying the Series G ADSs and Series H ADSs are entitled to the payment of distributions or dividends in certain circumstances. In February 2016, we announced the suspension of payment of quarterly dividends on the Preferred Shares and no dividends due have been paid on the Preferred Shares since that time. We currently have no plans to pay dividends on the Preferred Shares. However, if the Offer is consummated, holders of Series G ADSs and Series H ADSs that tender and do not withdraw their Series G ADSs and/or Series H ADSs in the Offer will not be entitled to any future dividends or distributions on the Preferred Shares.

Series G ADSs and Series H ADSs that you continue to hold after the Offer are expected to become less liquid following the Offer.

Following consummation of the Offer, the number of Series G ADSs or Series H ADSs that are publicly traded may be reduced and the trading market for the remaining outstanding Series G ADSs or Series H ADSs may be less liquid and market prices may fluctuate significantly depending on the volume of trading in the Series G ADSs or Series H ADSs. Therefore, holders who choose not to tender their Series G ADSs or Series H ADSs will own a greater percentage interest in the remaining outstanding Series G ADSs or Series H ADSs following consummation of the Offer. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of Series G ADSs or Series H ADSs without affecting the market price.

The tax consequences of the Offer are complex and will vary depending on your particular facts and circumstances.

The U.S. federal income tax rules governing the tendering of Series G ADSs or Series H ADSs pursuant to the Offer are complicated and will depend on facts and circumstances that are not yet known. We strongly urge you to consult your own tax advisor with respect to the U.S. federal income tax consequences of tendering Series G ADSs or Series H ADSs pursuant to the Offer in light of your individual circumstances. See “Material U.S. Federal Income Tax Consequences” for additional information.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Amended and Restated Offer to Purchase contains forward-looking statements. Statements included in this Amended and Restated Offer to Purchase which are not historical facts (including our statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from time to time make other oral or written statements which are also forward-looking statements. Such statements include, in particular, statements about our plans, strategies, business prospects, changes and trends in our business, and the markets in which we operate, as well as the benefits of the Offer. In some cases, you can identify the forward-looking statements by the use of words such as “may,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology.

Forward-looking statements appear in a number of places and include statements with respect to, among other things:

•

the factors included in this Amended and Restated Offer to Purchase including those set forth under the heading “Risks Associated with the Offer” and in our Annual Report on Form 20-F for the year ended December 31, 2021, including those set forth under the heading “Information on the Company” and “Key Information—Risk Factors;”

•	our ability to make cash distributions on the Preferred Shares and our common stock, $0.0001 par value per share (the “Common Stock”);

•	our future financial condition or results of operations and our future revenues and expenses;

•	our ability to implement our business strategy, including areas of possible expansion;

•	the cyclical and volatile nature of the international shipping industry;

•

global and regional economic and political conditions including the impact of the COVID-19 pandemic and efforts throughout the world to contain its spread, including effects on global economic activity;

•	demand for seaborne transportation of the products our affiliates ship;

•	general market conditions and international logistics and commodities transportation and storage trends, including contract rates, vessel values and factors affecting supply and demand;

•	our ability to access debt and equity markets;

•	changes in the availability and costs of funding due to conditions in the bank market, capital markets and other factors;

•	uncertainty relating to global trade, including prices of seaborne commodities and continuing issues related to seaborne volume and ton miles;

•	our affiliates’ continued ability to charter-out and maximize the use of their vessels;

•

the loss of a customer, our and our affiliates’ relationships with customers or the ability or willingness of a customer to perform their obligations under a contract; the financial condition of our customers and our affiliates’ customers;

•	our future capital expenditures and investments in the construction, acquisition and refurbishment of our vessels or port facilities

•	increases in costs and expenses;

•	receipt of dividends and distributions from affiliate companies;

•	the Company’s ability to maintain compliance with the continued listing standards of the NYSE;

•	our ability to retain key executive officers;

•	competitive factors in the markets in which we operate; and

•	the value of our subsidiaries and risks associated with operations outside the United States, and other important factors described from time to time in the reports we file with the SEC.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this document, except as required by applicable law. For a further discussion of these and other factors that could impact the Company’s future results, performance or transactions, see the section entitled “Risks Associated with the Offer.” Key Information beginning on page 3 of our Annual Report on Form 20-F for the year ended December 31, 2021, which we filed with the SEC as well as the section herein titled “Risks Associated with the Offer.” You should not place undue reliance on any forward-looking statements, which are based only on information currently available to us.

THE OFFER

No Recommendation

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE, OUR BOARD OF DIRECTORS, THE INFORMATION AGENT, THE TENDER AGENT, NOR ANY AFFILIATE OF ANY OF THE FOREGOING OR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR SERIES G ADSS OR SERIES H ADSS IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN INVESTMENT DECISION REGARDING THE OFFER BASED UPON YOUR OWN ASSESSMENT OF THE MARKET VALUE OF THE SERIES G ADSS OR SERIES H ADSS, YOUR LIQUIDITY NEEDS, YOUR INVESTMENT OBJECTIVES AND ANY OTHER FACTORS YOU DEEM RELEVANT. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS AMENDED AND RESTATED OFFER TO PURCHASE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH UNDER “RISKS ASSOCIATED WITH THE OFFER” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES.

Terms of the Offer

On July 27, 2022, the Company announced that it had entered into a definitive agreement for the sale of its 36-drybulk fleet for an aggregate consideration of approximately $835 million, consisting of cash and the assumption of bank debt and finance leases related to the vessels and subject to a working capital adjustment at closing. The Company believes that the transaction will allow it, among other things, to strengthen its balance sheet by repaying debt, eliminating all short-term debt maturities, and create a solid liquidity position.

Based upon the review of the Company’s financial position, liquidity and cash flow, our Board of Directors following discussions with the Company’s management and the Company’s advisors has determined that it is in the best interests of the Company and its stockholders to repurchase Series G ADSs and Series H ADSs with cash on hand and, accordingly, approved the Offer. The purchase of Series G ADSs or Series H ADSs for cash under this Offer affords an alternative to holders of our Preferred Shares by providing liquidity through payment in cash. We believe that the repurchase of Series G ADSs and Series H ADSs pursuant to the Offer is consistent with our long-term goal of maximizing shareholder value. The aggregate consideration for 300,000 Series G ADSs and 1,000,000 Series H ADSs sought in the Offer is approximately $20,000,000.

The Offer is being made exclusively to existing holders of Series G ADSs and Series H ADSs. As of September 13, 2022 (the day prior to the commencement of the Offer), 534,905 Series G ADSs and 1,768,102 Series H ADSs were outstanding. Based on the terms of the Offer, each holder of Series G ADSs and Series H ADSs may decide in their own discretion whether to tender any of their Series G ADSs and/or Series H ADSs in accordance with the Offer, and, if they choose to do so, the portion of their Series G ADSs and/or Series H ADSs to tender.

We are offering to acquire Series G ADSs at a purchase price per Series G ADS of $15.73 in cash, less any applicable withholding taxes, and we are offering to acquire Series H ADSs at a purchase price per Series H ADS of $15.28 in cash, less any applicable withholding taxes. The consideration to be paid for the Series G ADSs and the Series H ADSs has been determined by the 30-day VWAP. The consideration to be paid is equal to a 10% premium to the last trading price of each of the Series G ADS and the Series H ADS as of September 13, 2022 (the day prior to the commencement of the Offer), and 113% of the 30-Day VWAP for the Series G ADSs and 111.6% of the 30-Day VWAP for the Series H ADSs.

The Offer is not conditioned upon the receipt of any financing or on any minimum number of shares being tendered. However, the Offer is subject to certain conditions. See “The Offer—Conditions of the Offer.”

Our officers, directors and employees may solicit tenders from holders of our Series G ADSs and Series H ADSs and will answer inquiries concerning the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Georgeson LLC is acting as Information Agent and Citibank, N.A. is acting as Tender Agent in connection with the Offer. The Information Agent may contact holders of Preferred Shares and the underlying Series G ADSs or Series H ADSs by mail, telephone, facsimile and/or other customary means and may request brokers and other securities intermediaries to forward materials relating to the Offer to beneficial owners. The Information Agent and the Tender Agent will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Tender Agent will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

In addition, we will request that brokers and other securities intermediaries forward copies of this Amended and Restated Offer to Purchase to the beneficial owners of Series G ADSs and Series H ADSs and will provide reimbursement for the cost of forwarding such material. We may pay certain fees or commissions to brokers, other securities intermediaries or other persons (other than as described above) for soliciting tenders of Series G ADSs and Series H ADSs.

You should rely only on the information contained in this Amended and Restated Offer to Purchase. Except as described above, we have no arrangements for and have no understanding with any dealer, salesman or other person regarding the solicitation of tenders hereunder. None of us, the Tender Agent or the Information Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the delivery of this Amended and Restated Offer to Purchase nor any tender made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or its subsidiaries since the respective dates as of which information is given in this Amended and Restated Offer to Purchase. We are offering to acquire, and are seeking tenders of, the Series G ADSs or Series H ADSs and Preferred Shares only in U.S. jurisdictions where the offers or tenders are permitted pursuant to the laws of such jurisdiction.

Any fees due to the Tender Agent for cancellation of the tendered Series G ADSs and Series H ADSs will be paid by the Company. Holders who tender their Series G ADSs or Series H ADSs through a broker or other securities intermediary may be charged a fee by their broker or other securities intermediary for doing so. Such holders should consult their broker or other securities intermediary to determine whether any charges will apply.

The term “expiration date” means midnight (the end of the day), New York City Time, on October 12, 2022, unless we extend the period of time for which the Offer is open, in which case the term “expiration date” means the latest time and date on which the Offer with respect to such series of Series G ADSs or Series H ADSs, as so extended, expires.

The Depository Trust Company and its direct and indirect participants will establish their own cutoff dates and times to receive instructions to tender in this Offer, which will be earlier than the expiration date. You should contact your broker or other securities intermediary to determine the cutoff date and time applicable to you.

If the Offer expires or terminates without any Series G ADSs or Series H ADSs being accepted by us following the expiration or termination of the Offer, you will continue to hold your Series G ADSs or Series H ADSs.

Conditions of the Offer

Subject to Rule 14e-1(c) under the Exchange Act, we are not obligated to accept or pay for, and may delay the acceptance of, any Series G ADSs or Series H ADSs tendered pursuant to the Offer if at any time on or after the date of this Offer and prior to the expiration date, any of the following conditions shall exist:

1.	there is any litigation regarding the Offer:

•	challenging or seeking to make illegal, materially delay, restrain or prohibit the Offer or our acceptance of tendered Series G ADSs or Series H ADSs; or

•	which could have a material adverse effect on us;

2.

any governmental authority issues a final and nonappealable order or takes any action permanently restraining, enjoining or prohibiting or materially delaying or preventing the consummation of the Offer or consummation of the Offer would violate any law, rule or regulation applicable to us, including the distribution limitations under the Republic of the Marshall Islands law; or

3.

any law, rule or regulation or governmental order becomes applicable to us or the transactions contemplated by the Offer that results, directly or indirectly, in any of the consequences described within paragraph (1) above.

We will, in our reasonable judgment, determine whether each condition to the Offer has been satisfied or may be waived and whether any such condition(s) should be waived. If any of the conditions to the Offer is unsatisfied on the expiration date and we do not or cannot waive such conditions, the Offer will expire and we will not accept the Series G ADSs or Series H ADSs that have been validly tendered.

Extension, Termination and Amendment

We expressly reserve the right, at any time and from time to time, to extend the period of time during which the Offer with respect to either the Series G ADSs and Series H ADSs is open, in our sole discretion. We will extend the expiration date of the Offer if required by applicable law or regulation or for any reason we deem appropriate. We may also extend the Offer with respect to one of the series, in the event such series is tendered in excess of the indicated maximum amount and the other series is not tendered in excess of the maximum amount. During any such extension for either or both series, all Series G ADSs or Series H ADSs previously tendered and not validly withdrawn, and not otherwise accepted, will remain subject to the Offer and subject to your right to withdraw your Series G ADSs or Series H ADSs in accordance with the terms of the Offer.

Subject to the SEC’s applicable rules and regulations, we reserve the right, at any time or from time to time, to:

•	amend or make changes to the terms of the Offer, including the conditions to the Offer;

•

delay our acceptance or our acquisition of any Series G ADSs or Series H ADSs pursuant to the Offer or terminate the Offer and not accept or acquire any Series G ADSs or Series H ADSs not previously accepted or acquired, upon the determination that any of the conditions of the Offer have not been satisfied, as determined by us; and

•	waive any condition.

In addition, in the event that more than 300,000 Series G ADSs are tendered but fewer than 1,000,000 Series H ADSs are tendered, we may determine to accept all such Series H ADSs that are tendered upon expiration of the Offer but then amend the Offer to increase the number of Series G ADSs sought in the Offer and extend the time period for tendering such Series G ADSs. Similarly, in the event that more than 1,000,000 Series H ADSs are tendered but fewer than 300,000 Series G ADSs are tendered, we may determine to accept all such Series G ADSs that are tendered upon expiration of the Offer but then amend the Offer to increase the number of Series H ADSs sought in the Offer and extend the time period for tendering such Series H ADSs.

We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date. If we amend the Offer in a manner we determine to constitute a material change, we will promptly disclose the amendment as required by law and, depending on the significance of the amendment and the manner of disclosure to the registered holders, we will extend the Offer as required by law if the Offer would otherwise expire during that period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension termination or amendment of the Offer, we will have no obligation to publish, advertise or otherwise communicate any public announcement, other than by making a timely release to an appropriate news agency.

If we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required under the Exchange Act. If, prior to the expiration date, we increase or decrease the percentage of Series G ADSs or Series H ADSs being sought or increase or decrease the consideration, or change the type of consideration, offered to holders of Series G ADSs or Series H ADSs, such modification will be applicable to all holders of Series G ADSs or Series H ADSs whose Series G ADSs or Series H ADSs are accepted pursuant to the Offer and, if, at the time notice of any such modification is first published, sent or given to holders of Series G ADSs or Series H ADSs, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through midnight (the end of the day), New York City Time.

Tender of Series G ADSs or Series H ADSs; Acceptance of Series G ADSs or Series H ADSs

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, Series G ADSs or Series H ADSs validly tendered and not properly withdrawn promptly after the expiration date. The settlement date is expected to be as soon as practicable after the expiration date. We will, in accordance with the provisions of Rule 14e-1(c) under the Exchange Act, promptly pay following the expiration of the Offer for the Series G ADSs and/or Series H ADSs that are properly tendered and not properly withdrawn. In addition, subject to the applicable rules of the SEC, we expressly reserve the right to delay acceptance of, or the acquisition of, any Series G ADSs or Series H ADSs in order to comply with any applicable law, which we anticipate will occur within approximately 3 business days after the expiration date of the Offer.

For purposes of the Offer, we will be deemed to have accepted (and thereby acquired) Series G ADSs and Series H ADSs validly tendered, not properly withdrawn, and subject to proration, if necessary, if and when we notify the Tender Agent of our acceptance of the tenders of Series G ADSs or Series H ADSs pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, we will deliver cash in payment for Series G ADSs or Series H ADSs to the Tender Agent, which will act as agent for tendering holders for the purpose of receiving the cash from us and transmitting such cash through a book-entry transfer or otherwise to such tendering holders whose Series G ADSs or Series H ADSs have been accepted. Cash paid to tendering holders of Series G ADSs and Series H ADSs that hold through participants in DTC will be paid to DTC and allocated by DTC and DTC participants to those holders’ securities accounts.

Under no circumstances will we pay interest on the consideration payable for Series G ADSs or Series H ADSs, regardless of any delay in making such delivery or extension of the expiration date.

If certain events occur, we may not be obligated to acquire Series G ADSs or Series H ADSs pursuant to the Offer. See “The Amended and Restated Offer to Purchase—Conditions of the Offer.”

In all cases, delivery to a tendering holder of the consideration for Series G ADSs and/or Series H ADSs accepted pursuant to the Offer will be made only after timely receipt by the Tender Agent of the confirmation of a book-entry transfer of the Series G ADSs and/or Series H ADSs into the designated account at DTC (the book-entry transfer facility) (a “Book-Entry Confirmation”) pursuant to the procedures set forth in “The Offer—Procedure for Tendering.”

If we do not accept any tendered Series G ADSs or Series H ADSs pursuant to the terms and conditions of the Offer for any reason, those Series G ADSs or Series H ADSs will be credited back to the appropriate account promptly following expiration or termination of the Offer.

All Series G ADSs and Series H ADSs that are validly tendered and accepted by us in the Offer will, upon our instruction, be surrendered by the Tender Agent to us and the Preferred Shares underlying those Series G ADSs or Series H ADSs will be delivered by the Tender Agent’s custodian to us for cancellation.

Proration

The Offer is being made exclusively to existing holders of Series G ADSs and Series H ADSs.

If all conditions to the Offer are satisfied or waived, the Company will acquire up to 300,000 of Series G ADSs from all such tendering holders of Series G ADSs and up to 1,000,000 of the Series H ADSs from all such tendering holders of Series H ADSs. If more than 300,000 Series G ADSs are tendered, then the Company shall acquire such number of Series G ADSs at the Series G ADS Purchase Price on a pro rata basis from all holders that tendered Series G ADSs. If more than 1,000,000 Series H ADSs are tendered, then the Company shall acquire such number of Series H ADSs at the Series H ADS Purchase Price on a pro rata basis from all holders that tendered Series H ADSs. Therefore, as a result of any required proration, we may not purchase all of the Series G ADSs and/or Series H ADSs that you properly tender. No fractional Series G ADSs or Series H ADSs will be purchased.

If proration of Series G ADSs and/or Series H ADSs is required, we will determine the preliminary proration factor promptly following the expiration date. Proration for each holder tendering Series G ADSs will be based on the ratio of the number of Series G ADSs properly tendered and not properly withdrawn by the holder to the total number of Series G ADSs properly tendered and not properly withdrawn by all holders. Proration for each holder tendering Series H ADSs will be based on the ratio of the number of Series H ADSs properly tendered and not properly withdrawn by the holder to the total number of Series H ADSs properly tendered and not properly withdrawn by all holders.

The Tender Agent will not accept any fractional ADSs to be tendered. Because of the difficulty in determining the number of Series G ADSs and Series H ADSs properly tendered and not properly withdrawn, we do not expect that we will be able to announce the final proration factor or commence payment for any Series G ADSs and Series H ADSs purchased pursuant to the Offer until approximately three business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. After the expiration date, holders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. We currently anticipate the Offer settlement date will occur on or around October 17, 2022, although the date is subject to change as described below.

Procedure for Tendering

Citibank, N.A., in its capacity as the depositary, is the sole record holder for the Series G Preferred Shares and Series H Preferred Shares. As a result, in order for a holder that holds Series G ADSs or Series H ADSs in a securities account with a broker or other securities intermediary to validly tender Series G ADSs or Series H ADSs pursuant to the Offer, the Series G ADSs and Series H ADSs must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Tender Agent prior to the expiration date. The Tender Agent will designate accounts with respect to the Series G ADSs and Series H ADSs at DTC, the book-entry transfer facility, for purposes of the Offer within two business days after the date of this Offer. The holder should instruct its broker or other securities intermediary to make the appropriate election on its behalf when they tender Series G ADSs or Series H ADSs through DTC. The holder may change its election by transmitting, or instructing its broker, dealer or other nominee to transmit, revised election information through DTC. Any securities intermediary that is a participant in the system of DTC may make a book-entry delivery of Series G ADSs or Series H ADSs by causing DTC to transfer those Series G ADSs or Series H ADSs into a designated account at DTC in accordance with DTC’s procedures for transfer. The securities intermediary must also send the Tender Agent an Agent’s Message, which is a message transmitted to the Tender Agent by the tendering DTC participant confirming that the participant has received a copy of the Amended and Restated Offer to Purchase and that the Company may enforce the terms of the Offer against the participant.

Fees. If you tender your Series G ADSs or Series H ADSs, you will not be obligated to pay any charges or expenses of the Tender Agent or any brokerage commissions. If you own your Series G ADSs or Series H ADSs through a broker or other securities intermediary, and your broker or other securities intermediary tenders the Series G ADSs or Series H ADSs on your behalf, such institution may charge you a fee for doing so. You should consult your broker or other securities intermediary to determine whether any charges will apply.

Transfer Taxes. We will pay any transfer taxes imposed by the United States or the Republic of Marshall Islands or any jurisdiction therein with respect to the tender of Series G ADSs or Series H ADSs pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include income or back-up withholding taxes). If a transfer tax is imposed for any reason other than the tender of Series G ADSs or Series H ADSs pursuant to the Offer, or by any jurisdiction outside the United States or the Republic of Marshall Islands, then the amount of such transfer tax (whether imposed on the registered holder or any other person) will be payable by the tendering holders.

No Guaranteed Delivery. There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer or any other related documents. Holders must tender their Series G ADSs or Series H ADSs in accordance with the procedures set forth above so that all required steps are completed prior to the expiration date.

Effects of Tenders

By tendering your Series G ADSs or Series H ADSs as set forth above, you irrevocably appoint the Tender Agent and the Company and their designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Series G ADSs and/or Series H ADSs tendered and accepted by us, including to (i) transfer the tendered Series G ADSs and/or Series H ADSs to, or to the order of, the Company, and (ii) surrender the tendered Series G ADSs and Series H ADSs and instruct the Tender Agent to deliver the underlying Preferred Shares to, or to the order of, the Company. Such appointment will be automatically revoked if we do not accept all of the Series G ADSs or Series H ADSs that you have tendered. All such powers and proxies shall be considered coupled with an interest in the tendered Series G ADSs or Series H ADSs and therefore shall not be revocable; provided that the Series G ADSs or Series H ADSs tendered pursuant to the Offer may be withdrawn at any time on or prior to the expiration date, as it may be extended by us. Upon the effectiveness of such appointment, all prior proxies given by you will be revoked, and no subsequent proxies may be given (and, if given, will not be deemed effective) unless the tendered Preferred Shares are validly withdrawn.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Series G ADSs and/or Series H ADSs in the Offer, and our determination shall be final and binding, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. We reserve the right to reject any and all tenders of Series G ADSs and/or Series H ADSs in the Offer determined by us not to be in proper form or the acceptance or acquisition of which may, in our opinion, be unlawful. No alternative, conditional or contingent tenders will be accepted and no fractional Series G ADSs or Series H ADSs will be purchased.

Subject to the applicable rules and regulations of the SEC, we also reserve the right to waive, prior to the expiration date, in our sole discretion, any of the conditions to the Offer, including the absolute right to waive any defect or irregularity in the tender of any Series G ADSs or Series H ADSs in the Offer. No tender of Series G ADSs or Series H ADSs in the Offer will be deemed to have been made until all defects and irregularities in the tender of such Series G ADSs or Series H ADSs in the Amended and Restated Offer to Purchase have been cured or waived. Neither we, the Tender Agent, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Series G ADSs or Series H ADSs in the Amended and Restated Offer to Purchase or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer will be final and binding, subject to a challenge to our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary.

Rule 14e-4 “Net Long Position” Requirement

It is a violation of Rule 14e-4 (promulgated under the Exchange Act) for a person, directly or indirectly, to tender securities in a partial tender offer for their own account unless the person so tendering their securities (a) has a net long position equal to or greater than the aggregate principal amount of the securities being tendered and (b) will cause such securities to be delivered in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Series G ADSs or Series H ADSs in the Offer under any of the procedures described above will constitute the tendering holder’s representation and warranty that (a) such holder has a net long position in the Series G ADSs or Series H ADSs being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Series G ADSs or Series H ADSs complies with Rule 14e-4.

The tender of Series G ADSs or Series H ADSs, pursuant to any of the procedures described above, will constitute a binding agreement between you and us upon the terms and subject to the conditions of the Offer.

Withdrawal of Tenders

You may validly withdraw Series G ADSs or Series H ADSs that you tender at any time prior to the expiration date of the Offer, which is midnight (the end of the day), New York City Time, on October 12, 2022, unless we extend it. Any Series G ADSs or Series H ADSs not accepted will be credited back to the appropriate account promptly following the expiration or termination of the Offer. In addition, you may withdraw any tendered Series G ADSs or Series H ADSs that are not accepted by us within 40 business days from the commencement of this Offer.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the Tender Agent at the appropriate address specified on the back cover of this Amended and Restated Offer to Purchase prior to the expiration date. Any notice of withdrawal must identify the beneficial owner of the ADSs to be withdrawn, including the name of the beneficial owner of the Series G ADSs or Series H ADSs, the name of the person who tendered the Series G ADSs or Series H ADSs, if different, and the number of Series G ADSs or Series H ADSs to be withdrawn. Your notice of withdrawal must comply with the requirements set forth in this Amended and Restated Offer to Purchase. If you tendered Series G ADSs or Series H ADSs pursuant to the procedures for a book-entry transfer, a withdrawal of Series G ADSs or Series H ADSs will only be effective if you comply with the appropriate DTC procedures prior to the expiration date of the Offer.

If we extend the Offer, are delayed in our acceptance of the Series G ADSs or Series H ADSs or are unable to accept Series G ADSs or Series H ADSs pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Tender Agent may retain tendered Series G ADSs or Series H ADSs, and those Series G ADSs or Series H ADSs may not be withdrawn except as otherwise provided in this Amended and Restated Offer to Purchase subject to provisions under the Exchange Act that provide that an issuer making a tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer.

All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties, subject to a holder challenging our determination in a court of competent jurisdiction and such court issuing a judgment to the contrary. Any Series G ADSs and/or Series H ADSs withdrawn will be deemed not to have been validly tendered for purposes of the Offer, and no consideration will be given, unless the Series G ADSs and/or Series H ADSs so withdrawn are validly re-tendered and not properly withdrawn. Properly withdrawn Series G ADSs and/or Series H ADSs may be re-tendered by following the procedures described above under “The Amended and Restated Offer to Purchase—Procedure for Tendering” at any time prior to the expiration date of the Offer.

None of us, the Tender Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Series G ADSs or Series H ADSs properly withdrawn will be deemed to not have been validly tendered for purposes of the Offer.

Source and Amount of Funds

The Offer is not conditioned upon our receipt of financing. We intend to fund all cash payments to the holders of Series G ADSs or Series H ADSs pursuant to the Offer with cash on hand.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will acquire, promptly after the expiration date, by accepting, Series G ADSs or Series H ADSs validly tendered and not properly withdrawn promptly after the expiration date. The settlement date is expected to be as soon as practicable after the expiration date. We will, in accordance with the provisions of Rule 14e-1(c) under the Exchange Act, promptly pay following the expiration of the Offer for the Series G ADSs and/or Series H ADSs that are properly tendered and not properly withdrawn.

Liquidity; Listing

The Common Stock, Series G ADSs and Series H ADSs are all currently listed and traded on the NYSE.

Following the completion of the Offer, the number of Series G ADSs or Series H ADSs that are publicly traded may be reduced. Therefore, holders who choose not to tender their Series G ADSs or Series H ADSs will own a greater percentage interest in our outstanding Series G ADSs or Series H ADSs. This may reduce the volume of trading and make it more difficult to buy or sell significant amounts of Series G ADSs or Series H ADSs without affecting the market price. See “Risks Associated with the Offer.”

No Appraisal Rights

Holders of the Series G ADSs and holders of Series H ADSs do not have any appraisal or dissenters’ rights under applicable law in connection with the Offer.

Certain Legal and Regulatory Matters

Except as set forth in this Amended and Restated Offer to Purchase, we are not aware of any material filing, approval or other action by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of Preferred Shares underlying Series G ADSs or Series H ADSs. We intend to make all required filings under the Exchange Act.

Subsequent Repurchases of Series G ADSs or Series H ADSs

Whether or not the Offer is consummated, subject to applicable contractual restrictions, the terms of our Articles of Incorporation and applicable law, we or our affiliates may from time to time acquire Series G ADSs or Series H ADSs, other than pursuant to this Amended and Restated Offer to Purchase, through open market purchases, privately negotiated transactions, exercise of optional redemption rights, offers to purchase, upon such terms and at such prices as we may determine, which may be more or less than the amount to be paid pursuant to the Offer and could be paid in cash or other consideration not provided for in this Amended and Restated Offer to Purchase. However, we have no current plan or commitment to do so. Until the expiration of at least ten business days after the date of termination of the Offer, neither we nor any of our affiliates will make any purchases of Series G ADSs or Series H ADSs otherwise than pursuant to the Offer. If required by Rule 13e-3 under the Exchange Act, any subsequent repurchases will be made in accordance with Rule 13e-3 and any other applicable provisions of the Exchange Act.

Tender Agent

We have retained Citibank, N.A. to act as the Tender Agent for the Offer. We will pay the Tender Agent reasonable and customary compensation for its services in connection with the Offer and reimburse it for its reasonable out-of-pocket expenses. On March 29, 2021, we entered into an amended and restated deposit agreement with Citibank, N.A., whereby Citibank, N.A. succeeded The Bank of New York Mellon as Tender Agent for the Series G ADSs and Series H ADSs. For more information regarding the Tender Agent and the amended and restated deposit agreements, please see our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 14, 2022, and the form of amended and restated deposit agreements filed as Exhibit 2.9 and Exhibit 2.13 thereto. Citibank, N.A., in its capacity as the depositary, is the sole record holder for the Series G Preferred Shares and Series H Preferred Shares.

All Series G ADSs and Series H ADSs that are validly tendered and accepted by us in the Offer will, upon our instruction, be surrendered by the Tender Agent to us and the Preferred Shares underlying those Series G ADSs or Series H ADSs will be delivered by the Tender Agent’s custodian to us for cancellation.

Information Agent

Georgeson LLC is serving as Information Agent in connection with the Offer. The Information Agent will assist with the mailing of this Amended and Restated Offer to Purchase and related materials to holders of Series G ADSs and Series H ADSs, respond to inquiries of and provide information to holders of Series G ADSs and Series H ADSs in connection with the Offer, and provide other similar advisory services as we may request from time to time. Questions regarding the terms of the Offer, and requests for assistance or for additional copies of this Amended and Restated Offer to Purchase and any other required documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Amended and Restated Offer to Purchase.

Expenses

We expect to incur reasonable and customary fees and expenses of approximately $250,000 in connection with the Offer. We also will pay brokers and other securities intermediaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Amended and Restated Offer to Purchase and related documents to the beneficial owners of Series G ADSs or Series H ADSs and in handling or forwarding tenders of Series G ADSs or Series H ADSs by their customers.

In connection with the Offer, our officers, directors and employees may solicit tenders of Series G ADSs or Series H ADSs by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods.

No brokerage commissions will be payable by tendering holders of Series G ADSs or Series H ADSs to us, the Information Agent or the Tender Agent. The Company will pay any fees due to the Tender Agent for the cancellation of the tendered Series G ADSs and Series H ADSs. Holders who tender their Series G ADSs or Series H ADSs through a broker or other securities intermediary should contact such institution as to whether it charges any service fees.

Additional Information

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Offer. We will file an amendment to the Schedule TO in order to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information.”

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding beneficial ownership, as of September 13, 2022 (the day prior to the commencement of the Offer), of our Common Stock by each of our executive officers and directors. To the knowledge of the Company, none of the Company’s executive officers, directors or affiliates own any Preferred Shares, Series G ADSs or Series H ADSs. The information is not necessarily indicative of beneficial ownership for any other purposes. Under SEC rules, a person or entity beneficially owns any shares that the person or entity had the right to acquire within 60 days after September 13, 2022 (the day prior to the commencement of the Offer) through the exercise of any option or other right. The percentage disclosed under “Percentage of Common Stock Owned” is based on all outstanding Common Stock (22,824,328 shares, excluding 2,414,263 shares of Common Stock held as of September 7, 2022, by Navios Corporation, a wholly owned subsidiary of the Company, that are considered treasury shares). Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. Information for certain holders is based on information delivered to us.

Name	Shares of Common Stock Owned	Percentage of Common Stock Owned
Angeliki Frangou(1)(2)	33,810,057	63.9%
George Achniotis	*	*
Ted C. Petrone	*	*
Vasiliki Papaefthymiou	*	*
Anna Kalathakis	*	*
Shunji Sasada	*	*
Efstratios Desypris	*	*
Ioannis Karyotis	*	*
Erifili Tsironi	*	*
Spyridon Magoulas	*	*
John Stratakis	*	*
Efstathios Loizos	*	*
George Malanga	*	*
Michael Pearson	0	0

*	Less than 1%.
(1)

The number of shares beneficially owned by Ms. Frangou includes vested options to purchase 350,000 shares of Common Stock held by Ms. Frangou, as well as 1,272,793 shares of Common Stock owned indirectly through Amadeus Maritime S.A., 1,374,219 shares of Common Stock owned indirectly through Raymar Investments S.A., and 29,754,721 shares of Common Stock that (although not yet issued) may be issued upon conversion of a convertible debenture owned indirectly through N Shipmanagement Acquisition Corp.

(2)

Based on 52,579,049 shares of Common Stock, reflecting 22,824,328 shares of Common Stock issued and outstanding as of September 7, 2022 (excluding 2,414,263 shares of Common Stock held as of September 7, 2022 by Navios Corporation, a wholly owned subsidiary of the Company that are considered treasury shares), based on information provided by the Company, plus 29,754,721 shares of Common Stock underlying the convertible debenture described herein as of September 13, 2022, which shares of Common Stock are (although not yet issued) deemed outstanding and included pursuant to Rule 13d-3(d)(1)(i) under the Act. Under the terms of the convertible debenture, the number of shares of Common Stock issuable upon conversion thereof will increase to the extent that amounts outstanding under the convertible debenture increase.

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated in the footnotes to the table above, the business address of the holders listed above is c/o Navios Maritime Holdings Inc., Strathvale House, 90 N Church Street, P.O. Box 309, Grand Cayman, KY1-1104 Cayman Islands, and its telephone number +1 345 232 3067.

Other than as described above for increases in the amount outstanding of the convertible debentures, there have been no purchase or sale transactions in the Common Stock by the Company or its executive officers and directors in the 60 days preceding the date of this Amended and Restated Offer to Purchase.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price of and Dividends on the Series G ADSs and Series G Preferred

Our Series G ADSs are listed for trading on the NYSE under the symbol “NM-PG.” As of September 13, 2022 (the day prior to the commencement of the Offer), there were 534,905 Series G ADSs outstanding.

The following table sets forth, for the periods indicated, the high and low closing prices for our Series G ADSs, as reported on the NYSE, for the periods indicated. The last reported sale price of our Series G ADSs on the NYSE on September 13, 2022 (the day prior to the commencement of the Offer) was $14.30 per Series G ADS.

	High	Low
Year Ending December 31, 2022
Third Quarter (through September 13, 2022)	$15.98	$12.93
Second Quarter	$19.81	$11.95
First Quarter	$19.40	$14.36
Year Ended December 31, 2021
Fourth Quarter	$17.25	$11.64
Third Quarter	$15.25	$7.27
Second Quarter	$14.77	$9.50
First Quarter	$17.50	$5.08
Year Ended December 31, 2020
Fourth Quarter	$6.37	$2.32
Third Quarter	$3.33	$1.98
Second Quarter	$3.80	$2.27
First Quarter	$8.40	$2.67

In February 2016, we announced the suspension of payment of quarterly dividends on the Series G Preferred and no dividends due have been paid on the Series G Preferred since that time. We currently have no plans to pay dividends on the Series G Preferred.

If the Offer is successfully completed, the extent of the public market for our traded Series G ADSs and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of our traded Series G ADSs remaining at such time, the interest in maintaining a market in our traded Series G ADSs on the part of securities firms and other factors.

Market Price of and Dividends on the Series H ADSs and Series H Preferred

Our Series H ADSs are listed for trading on the NYSE under the symbol “NM-PH.” As of September 13, 2022 (the day prior to the commencement of the Offer), there were 1,768,102 Series H ADSs outstanding.

The following table sets forth, for the periods indicated, the high and low closing prices for our Series H ADSs, as reported on the NYSE, for the periods indicated. The last reported sale price of our Series H ADSs on the NYSE on September 13, 2022 (the day prior to the commencement of the Offer) was $13.89 per Series H ADS.

	High	Low
Year Ending December 31, 2022
Third Quarter (through September 13, 2022)	$16.20	$12.71
Second Quarter	$18.95	$13.95
First Quarter	$19.10	$14.22
Year Ended December 31, 2021
Fourth Quarter	$17.40	$11.44
Third Quarter	$15.23	$7.64
Second Quarter	$15.01	$9.55
First Quarter	$17.00	$4.60
Year Ended December 31, 2020
Fourth Quarter	$6.20	$2.12
Third Quarter	$3.15	$1.77
Second Quarter	$4.18	$2.23
First Quarter	$8.00	$2.64

In February 2016, we announced the suspension of payment of quarterly dividends on the Series H Preferred and no dividends due have been paid on the Series H Preferred since that time. We currently have no plans to pay dividends on the Series H Preferred.

If the Offer is successfully completed, the extent of the public market for our traded Series H ADSs and the availability of such quotations would depend upon the number of holders and/or the aggregate market value of our traded Series H ADSs remaining at such time, the interest in maintaining a market in our traded Series H ADSs on the part of securities firms and other factors.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes material U.S. federal income tax consequences of the Offer. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a beneficial owner in light of its particular investment or other circumstances. This summary only applies to a beneficial owner of Series G ADSs or Series H ADSs that holds the Series G ADSs or Series H ADSs as a capital asset (generally, investment property). This summary does not address U.S. federal income tax rules that may be applicable to certain categories of beneficial owners of Series G ADSs or Series H ADSs, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	persons that actually or constructively own 10.0% or more (by voting power or value) of our outstanding stock;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding Series G ADSs or Series H ADSs as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities; and

•	persons that exercise appraisal rights with respect to their Series G ADSs or Series H ADSs.

This summary also does not address U.S. federal income tax rules that may be applicable to U.S. holders (as defined below) that use an accrual method of accounting for U.S. federal income tax purposes, that generally are required to include certain amounts in income no later than the time such amounts are reflected on certain applicable financial statements. The application of this rule may require the accrual of income earlier than would be the case under the general U.S. federal income tax rules described below. U.S. holders that use an accrual method of accounting for U.S. federal income tax purposes should consult with their tax advisors regarding the potential applicability of this rule to their particular situation.

In addition, this summary only addresses U.S. federal income tax consequences, and does not address other U.S. federal tax consequences, including, for example, estate or gift tax consequences or the Medicare tax on certain investment income. This summary also does not address any U.S. state or local or non-U.S. income or other tax consequences.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Series G ADSs or Series H ADSs, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Entities or arrangements classified as partnerships for U.S. federal income tax purposes, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer.

This summary is based on U.S. federal income tax law, including the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this Offer. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Offer as set forth in this summary. We cannot assure you that the Internal Revenue Service (the “IRS”), will not challenge one or more of the tax consequences described in this summary, and we have not obtained, nor do we intend to obtain, any ruling from the IRS or opinion of counsel with respect to the tax consequences of the Offer. Each beneficial owner of Series G ADSs or Series H ADSs should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. income and other tax consequences of the Offer.

U.S. Tax Treatment of the Series G ADSs or Series H ADSs

A beneficial owner of the Series G ADSs or Series H ADSs is generally treated, for U.S. federal income tax purposes, as the owner of the applicable underlying Preferred Shares represented by such Series G ADSs or Series H ADSs. References in this summary to Series G ADSs and Series H ADSs should be deemed to also include the applicable underlying Preferred Shares represented by such Series G ADSs or Series H ADSs.

U.S. Holders

The following discussion applies to you only if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Series G ADSs or Series H ADSs that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Receipt of Cash in the Offer. The exchange of your Series G ADSs or Series H ADSs for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax character of your receipt of cash in exchange for your Series G ADSs or Series H ADSs in the Offer will depend upon whether the “dividend non-equivalence tests” described below are satisfied. If none of the “dividend non-equivalence tests” are satisfied, the cash that you receive generally will be treated as dividend income for U.S. federal income tax purposes. In such case, your tax basis in the Series G ADSs or Series H ADSs that you tender will be added to the tax basis of any Series G ADSs or Series H ADSs that you retain (or any Common Stock that you own, if you tender all of your Series G ADSs or Series H ADSs). Conversely, if any of the “dividend non-equivalence tests” described below are satisfied, you generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash that you receive and your tax basis in the ADSs that you tender.

Dividend Non-Equivalence Tests. If any of the “dividend non-equivalence tests” described below are satisfied, you generally will be treated as recognizing capital gain or loss for U.S. federal income tax purposes as described below under “Amounts Treated as Capital Gain or Loss”. If none of the “dividend non-equivalence tests” described below are satisfied, you generally will be treated as recognizing dividend income for U.S. federal income tax purposes as described below under “Amounts Treated as Dividend Income.”

The “dividend non-equivalence tests” are as follows:

•

your percentage of our total outstanding voting shares that you actually and constructively own immediately following the Offer is less than 80% of the percentage of our total outstanding voting shares that you actually and constructively own immediately before the Offer and you have a similar reduction in your percentage ownership of our total outstanding Common Stock;

•	as a result of the Offer, you no longer actually or constructively own any of our outstanding shares of stock; or

•

the Offer results in a meaningful reduction of your proportionate interest in our stock (which is determined based on your particular facts and circumstances; however, in certain circumstances, in the case of a stockholder holding a small minority (e.g., less than 1%) of our stock, even a small reduction of your proportionate interest in our stock may satisfy this test). Thus, an exchange of the Series G ADSs or Series H ADSs for cash that results in a small reduction of the proportionate equity interest in the Company (taking into account our Common Stock) held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management may be treated as having meaningfully reduced its equity interest in the Company. U.S. holders are urged to consult their tax advisors regarding the application of this test in their particular circumstances.

In determining whether any of the “dividend non-equivalence tests” is satisfied, you must take into account not only shares of our stock that you actually own, but also shares of our stock that you constructively own, including shares of our stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which you have an interest, or that have an interest in you.

Contemporaneous dispositions or acquisitions of shares by you (or persons or entities related to you) may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the “dividend non-equivalence tests” have been satisfied with respect to shares of our Series G ADSs or Series H ADSs exchanged pursuant to the Offer. For example, if you sell shares of our Series G ADSs or Series H ADSs to persons other than us at or about the time you participate in the Offer, and these transactions are part of an overall plan to reduce or terminate your proportionate interest in our stock, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with your exchange of shares of our Series G ADSs or Series H ADSs pursuant to the Offer and, if integrated, should be taken into account in determining whether you satisfy any of the “dividend non-equivalence tests” described above.

We cannot predict whether any particular U.S. holder will be subject to sale or exchange treatment giving rise to capital gain or loss on the one hand, or distribution treatment giving rise to dividend income on the other hand. If you are contemplating participating in the exchange offer, we urge you to consult your tax advisors regarding the “dividend non-equivalence tests” described above, including the effect of the attribution rules and the possibility that a substantially contemporaneous sale of Series G ADSs or Series H ADSs to persons other than us may assist in satisfying one or more of the “dividend non-equivalence tests.”

Amounts Treated as Capital Gain or Loss. If any of the “dividend non-equivalence tests” described above are satisfied, you generally will be treated as recognizing capital gain or loss for U.S. federal income tax purposes. Your capital gain or loss would be an amount equal to the difference between the amount of cash that you received in the Offer and your adjusted tax basis in the Series G ADSs or Series H ADSs that you sell. Such capital gain or loss generally will be treated as long-term capital gain or loss if your holding period for the Series G ADSs or Series H ADSs is greater than one year at the time of the exchange. Your ability to deduct capital losses against ordinary income is subject to limitations. Capital gain or loss that you recognize generally will be treated as a U.S.-source capital gain or loss for U.S. foreign tax credit purposes.

Amounts Treated as Dividend Income. If none of the “dividend non-equivalence tests” described above are satisfied, you generally will be treated as recognizing dividend income for U.S. federal income tax purposes.

Your dividend income would equal the amount of cash that you receive in the Offer. In such case, your tax basis in the Series G ADSs or Series H ADSs that you sell will be added to the tax basis of any Series G ADSs or Series H ADSs that you retain (or any Common Stock that you own if you sell all of your Series G ADSs or Series H ADSs). Such dividend income generally will be taxable to you as either ordinary dividend income or “qualified dividend income” as described below (and without regard to the extent of our earnings and profits, since we do not maintain calculations of earnings and profits under U.S. federal income tax principles). Because we are not a U.S. corporation, if you are a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes), you will not be entitled to claim a dividends-received deduction with respect to any dividend income that you receive from us. Dividend income that you recognize generally will be treated as “passive category income” for U.S. foreign tax credit purposes.

If you are an individual, trust or estate, dividend income that you are treated as receiving from us pursuant to the Offer generally should be treated as “qualified dividend income,” provided that: (1) the Series G ADSs or Series H ADSs are readily tradable on an established securities market in the United States (such as the New York Stock Exchange), at the time of the exchange; (2) we are not a “passive foreign investment company” for the taxable year during which you are treated as receiving the dividend income or the immediately preceding taxable year (see the discussion under “E. Taxation—Material U.S. Federal Income Tax Considerations—Taxation of U.S. Holders of our Common Stock—Passive Foreign Investment Company Status” in our Annual Report on Form 20-F for the year ended December 31, 2021, filed with the SEC on April 14, 2022, incorporated herein by reference); (3) you have owned the Series G ADSs or Series H ADSs for more than 60 days in the 121-day period beginning 60 days before the date on which the Series G ADSs or Series H ADSs become ex-dividend (and have not entered into certain risk limiting transactions with respect to such Series G ADSs or Series H ADSs); (4) you are not under an obligation to make related payments with respect to positions in substantially similar or related property; and (5) you do not treat the dividends as “investment income” for purposes of the investment interest deduction. Qualified dividend income is taxed at preferential rates applicable to long-term capital gain, depending on the income level of the taxpayer. Dividends you receive from us that are not eligible for the preferential rates will be taxed at the ordinary income rates.

Special rules may apply to any dividend income you are treated as receiving from us pursuant to the Offer that is treated as an “extraordinary dividend.” Generally, an extraordinary dividend is a dividend with respect to a share of stock in an amount that is equal to or in excess of 10% (or 5% for preferred stock) of your tax basis (or fair market value in certain circumstances) in such share of stock. In addition, extraordinary dividends include dividends received within a one-year period that, in the aggregate, equal or exceed 20% of your tax basis (or fair market value in certain circumstances). If you are treated as receiving an extraordinary dividend that is treated as “qualified dividend income” on any share of our stock and you are an individual, estate or trust, then any loss you derive from a subsequent sale or exchange of such share of our stock will be treated as long-term capital loss to the extent of such dividend.

Non-U.S. Holders

The following discussion applies to you only if you are a “non-U.S. holder.” A non-U.S. holder is a beneficial owner of Series G ADSs or Series H ADSs that is neither a U.S. holder (as defined above) nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

If you tender Series G ADSs or Series H ADSs in the Offer, the exchange generally will be treated in the same manner as if you were a United States person, as described above. However:

•

Any amounts that are treated pursuant to the discussion above as dividend income generally will not be subject to U.S. federal income or withholding tax, unless the dividend income is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of an applicable income tax treaty with the United States with respect to that income, such income generally will be taxable in the United States only if it is attributable to a permanent establishment maintained by you in the United States; and

•	Any amounts that are treated pursuant to the discussion above as capital gain generally will not be subject to U.S. federal income tax or withholding tax; unless,

(A)

the gain is effectively connected with your conduct of a trade or business in the United States (and, if you are entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by you in the United States); or

(B)	you are an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met.

Any income or gain that is effectively connected with your conduct of a trade or business in the United States (or so treated) generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If you are a corporation, your earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Any gain described in clause (B) of the second bullet point above (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) even though the non-U.S. holder is not considered a resident of the United States.

To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the non-U.S. holder is a non-U.S. person and the income or gain is subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Information Reporting and Backup Withholding

In general, if you are a non-corporate U.S. holder and you tender Series G ADSs or Series H ADSs in the Offer, any cash and/or stock paid to you pursuant to the Offer may be subject to information reporting requirements. These payments to a non-corporate U.S. holder may also be subject to backup withholding tax if the non-corporate U.S. holder: (i) fails to provide an accurate taxpayer identification number; (ii) is notified by the IRS that it has become subject to backup withholding due to a prior failure to report all interest or distributions required to be shown on its federal income tax returns; or (iii) fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you may be required to establish your exemption from information reporting and backup withholding by certifying your non-U.S. status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by accurately completing and timely filing a refund claim with the IRS.

Tax Return Disclosure Requirements

Individual U.S. holders (and to the extent specified in applicable Treasury regulations, certain individual Non-U.S. holders and certain U.S. holders that are entities) that hold certain specified foreign assets with values in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their U.S. federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by U.S. financial institutions). Stock in a non-U.S. corporation, including our common stock and preferred stock, is a specified foreign asset for this purpose, unless such stock is held in an account maintained with a U.S. financial institution. In the event that an individual U.S. holder (and to the extent specified in applicable Treasury Regulations, an individual non-U.S. holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, a substantial penalty may apply and, in addition, the statute of limitations on the assessment and collection of U.S. federal income taxes of such person for the related tax year may not close until three years after the date that the required information is filed. U.S. holders (including U.S. entities) and non-U.S. holders should consult their own tax advisors regarding their reporting obligations with respect to specified foreign assets.

REPUBLIC OF MARSHALL ISLANDS TAX CONSIDERATIONS

The following discussion is based upon the opinion of Reeder & Simpson P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we and our subsidiaries do not and do not expect to conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this Amended and Restated Offer to Purchase will be executed outside of the Republic of the Marshall Islands, under current Republic of Marshall Islands law you will not be subject to Republic of Marshall Islands taxation or withholding on any consideration you receive as a shareholder. In addition, you will not be subject to Republic of Marshall Islands stamp, capital gains or other taxes on the tender of Series G ADSs or Series H ADSs, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to your ownership of common shares.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

MISCELLANEOUS

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any U.S. jurisdiction in which the making of the Offer would not be in compliance with applicable state law, we will make a good faith effort to comply with any such state law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders of Preferred Shares be accepted from or on behalf of) the holders residing in such U.S. jurisdiction.

No person has been authorized to give any information or make any representation on our behalf not contained in this Amended and Restated Offer to Purchase and, if given or made, such information or representation must not be relied upon as having been authorized.

Our Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors and holders of Series G ADSs and Series H ADSs should consult with their own personal advisors if they have questions about their financial or tax situation.

Recipients of this Amended and Restated Offer to Purchase and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offer.

WHERE YOU CAN FIND MORE INFORMATION

We have filed the Schedule TO with the SEC. We recommend that holders of the Series G ADSs or Series H ADSs review the Schedule TO, including the exhibits, and our other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

We file annual, quarterly and other reports with and furnish information to the SEC. You may inspect and copy any document we file with or furnish to the SEC at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates or from the SEC’s web site on the Internet at www.sec.gov free of charge. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. You can also obtain information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We make our periodic reports as well as other information filed with or furnished to the SEC available, free of charge, through our website, at www.navios.com, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. The information contained in or accessible from our internet website is not part of this Amended and Restated Offer to Purchase unless specifically incorporated by reference herein.

This Amended and Restated Offer to Purchase incorporates by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We have filed the documents listed below with the SEC and these documents are incorporated herein by reference:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed on April 14, 2022;

•	our report on Form 6-K, filed on May 27, 2022 (containing the “Operating and Financial Review and Prospects” for the quarter ended March 31, 2022);

•	our report on Form 6-K, filed on July 27, 2022;

•	our report on Form 6-K, filed on September 13, 2022 (containing the “Operating and Financial Review and Prospects” for the quarter ended June 30, 2022);

•

all of our subsequent reports on Form 6-K furnished to the SEC prior to the termination of this Amended and Restated Offer to Purchase only to the extent that we expressly state in such reports that they are being incorporated by reference into this Amended and Restated Offer to Purchase;

•

the description of our Common Stock contained in our Registration Statement on Form 8-A filed on February 14, 2007, including any subsequent amendments or reports filed for the purpose of updating such description;

•

the description of our Series G Preferred contained in our Registration Statement on Form 8-A filed on January 24, 2014, including any subsequent amendments or reports filed for the purpose of updating such description; and

•

the description of our Series H Preferred contained in our Registration Statement on Form 8-A filed on July 7, 2014, including any subsequent amendments or reports filed for the purpose of updating such description.

We have not authorized anyone to give any information or make any representation about the Offer that is different from, or in addition to, that contained in this Amended and Restated Offer to Purchase. Therefore, you should not rely on any other information. If you are in a U.S. jurisdiction where offers to purchase or sell, or solicitations of offers to purchase or sell, the securities offered by this Amended and Restated Offer to Purchase are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Offer presented in this Amended and Restated Offer to Purchase does not extend to you. The information contained in this Amended and Restated Offer to Purchase speaks only as of the date of this Amended and Restated Offer to Purchase unless the information specifically indicates that another date applies.

We will amend these materials, including this Amended and Restated Offer to Purchase, to the extent required by applicable securities laws to disclose any material changes to information previously published, sent or given by us to the holders of the Series G ADSs and Series H ADSs. If you have any questions regarding the Offer or need assistance, you should contact the Tender Agent for the Offer.

The Tender Agent for the Offer is:

CITIBANK, N.A.

388 Greenwich Avenue

New York, NY 10013

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:

800-903-2897